Exhibit 99.1

News
[ONEOK Partners Logo]
January 16, 2007	Analyst Contact: Ellen Konsdorf
877-208-7318
Media Contact: Beth Jensen
402-492-3400

ONEOK Partners Increases Quarterly Distribution

     TULSA, Okla. – Jan. 16, 2007 - The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased its quarterly cash distribution to 98 cents per unit from 97 cents per unit, effective for the fourth quarter 2006, resulting in an annualized distribution of $3.92. The distribution is payable on Feb. 14, 2007, to unit holders of record as of Jan. 31, 2007.

     “This distribution increase reflects continued strong operating results and cash flow generation from our businesses,” said John W. Gibson, president and chief executive officer of ONEOK Partners. “Today’s increase represents the fourth consecutive quarter of distribution increases for the partnership, an increase of 23 percent since the beginning of 2006.”

     ONEOK Partners in April 2006 increased its quarterly distribution to 88 cents per unit from 80 cents per unit, in July increased it to 95 cents per unit and in October increased it to 97 cents per unit.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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